Exhibit 21.1

                                  SUBSIDIARIES

   Adept Technology, S.A.R.L., a French corporation

   Adept Technology International Ltd., a California corporation

   Adept Technology GmbH, a German limited liability Company

   Adept Technology Italia Srl, an Italian corporation

   Adept Technology 1996 Foreign Sales Corporation, a Barbados corporation

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